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Exhibit 10.6

SECOND AMENDED AND RESTATED PROGRAM LICENSE AGREEMENT

        This SECOND AMENDED AND RESTATED PROGRAM LICENSE AGREEMENT is entered into as of December 19, 2001 (the "Restatement Date") by and between VENEVISION INTERNATIONAL CORPORATION, a Delaware corporation (hereinafter "Licensor"), and UNIVISION COMMUNICATIONS INC., a Delaware corporation ("Licensee" or "UCI"), and amends and restates that certain AMENDED AND RESTATED PROGRAM LICENSE AGREEMENT (the "Amended and Restated Program License Agreement") made as of the 1st day of October, 1996 by and between Dennevar, B.V. (and assigned by Dennevar B.V. to Licensor) and The Univision Network Limited Partnership, a Delaware limited partnership ("UNLP").

        WHEREAS, Licensor has or will have rights in the United States of America, including all territories and possessions thereof other than Puerto Rico (the "Territory"), to license certain television programs in the Spanish language or with Spanish subtitles produced by and to be produced by CORPORACION VENEZOLANA DE TELEVISION, C.A. (VENEVISION) ("CVT") or otherwise available to CVT, Licensor or other entities controlled by CVT (CVT and all of the companies it controls, and Licensor being hereinafter referred to collectively as "Venevision").

        WHEREAS, Licensee operates the Univision Network, the Galavision Network, the Stations, the Telefutura Network and the Telefutura Stations.

        WHEREAS, Licensee desires to acquire the right to broadcast in the Territory over the Univision Network, the Galavision Network, and the Telefutura Network, programs produced, to be produced or otherwise available to Venevision, and Licensor is willing to grant such a license upon the terms, provisions and conditions herein set forth.

        WHEREAS, Televisa Internacional, S.A. de C.V. ("Televisa") is simultaneously herewith entering into a Second Amended and Restated Program License Agreement, dated as of the date hereof (the "Televisa Agreement"), with the Licensee to license certain television programming for broadcast in the Territory.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

        1.    License of Programming.

          1.1

            (a)  Pursuant to the terms and conditions hereof, Licensor hereby grants Licensee and its subsidiaries the exclusive license to broadcast in the Territory all Programs throughout the Term on the Univision Network, the Galavision Network, and the Telefutura Network.

            (b)  Licensee agrees that sales of advertising time and the slotting of programs on, and operation of, the Networks, the Stations, the Telefutura Network and the Telefutura Stations will be conducted and allocated on an arms-length basis vis-à-vis one another and vis-à-vis other networks, stations and other media owned by Licensee and its Affiliates (i) without the intent by Licensee to adversely affect the overall combined level of Program Royalties (including Incentive Fees, if any) and Telefutura Royalties (the "Royalties") payable to Licensor hereunder, and (ii) with a demonstrable business purpose (other than to adversely affect the Royalties payable to Licensor hereunder).

            (c)  Licensee shall not broadcast any First-Run Program (other than news) on either of the Networks or the Telefutura Network between the hours of 1:00 a.m. and 9:00 a.m. unless

    Licensee reasonably believes that it is commercially reasonable to broadcast such program during such period.

          1.2  For purposes of this Agreement only:

            (a)  "Programs" means

              (i)    programs initially produced in the Spanish language or programs with Spanish subtitles, produced by third parties or co-produced by Venevision with third parties to which Venevision owns sole television broadcast rights in the Territory (and which is not a Co-Produced Program (as defined below));

              (ii)  all television programs in the Spanish language or programs with Spanish subtitles, previously produced directly or indirectly by or for Venevision and to be produced directly or indirectly by or for Venevision for broadcast at any time to which Venevision or Licensor owns television broadcast rights in the Territory and which are available for broadcast including, without limitation, in the following categories: novelas, musicals, variety shows, situation comedies, game shows, talk shows, children's shows, news shows, cultural and educational programs, and sports programs; and

              (iii)  movies produced by Venevision and for which Venevision or Licensor owns the television broadcast rights in the Territory, from and after the time that such movies become available for free television broadcast in the Territory.

Each Program shall be available for license to Licensee in the Territory pursuant to the terms of this Agreement upon the first to occur of (x) the date when such Program is initially broadcast by Venevision or (y) the date when such Program is first made available for broadcast by any third party.

        Except as provided in the following paragraph, if Licensor or Venevision shall produce directly or indirectly any Spanish Language or Spanish subtitled programming for broadcast in the Territory it shall be deemed a Program subject to the terms and conditions of this Agreement.

            (b)  The term "Programs" does not include Special Programs (other than Venevision Produced U.S. Special Programs) or Co-Produced Programs (each as defined below).

            (c)  "Co-Produced Programs" means programs originally produced for broadcast in the Spanish language or with Spanish subtitles, previously produced, or to be produced, by Venevision for broadcast pursuant to co-production agreements with unaffiliated third parties or produced by unaffiliated third parties (in each case, other than any co-production agreements directly or indirectly with any broadcaster in and to the Territory):

              (i)    under which Venevision does not own the right to permit the broadcast of such program in the Territory and/or

              (ii)  under which Venevision is required to share with such third parties the revenue derived from the broadcast of such program in the Territory.

No program that would otherwise be a Program under Section 1.2(a)(ii) shall become a Co-Produced Program solely because Venevision or Licensor licenses or sells distribution rights in the Territory prior to or during production of such program and neither Venevision nor Licensor shall enter into any agreement to the contrary.

        In order for a program to be a Co-Produced Program, some material property right underlying such program must be provided by such unaffiliated third party described above and such unaffiliated third party must participate in the development and production of the Program in exchange for such third party's distribution rights in the Territory or participation in distribution revenues from the Territory.

        If Venevision intends to enter into an agreement or arrangement with respect to a program that it believes will be a Co-Produced Program under this Agreement, Venevision will provide UCI with written notification of such intention at least 10 business days prior to entering into any such agreement or arrangement, along with the basis for Venevision's belief that such program should be characterized as a Co-Produced Program solely for the purpose of permitting UCI to monitor compliance by Venevision with the provisions contained herein relating to Co-Produced Programs, it being agreed that UCI and its Affiliates shall keep confidential such notice and the information contained therein, shall not use such notice or information for its own account and shall not contact or engage in discussions with any Person other than Venevision with respect to such agreement or arrangement.

        Subject to the following paragraph, nothing contained in this Agreement shall prevent Licensor or Venevision from licensing broadcast rights (in exchange for cash or in-kind services or property other than Programs) for territories other than the Territory to programs initially produced in the Spanish language or programs with Spanish language subtitles that are developed and produced in the Territory by unaffiliated third party producers located in the Territory, including broadcasters, provided that neither Licensor nor Venevision has participated in any way in the development or production of any such program.

        In the case of novelas, if Licensor or any of its Affiliates, (a) enters into an agreement or arrangement with respect to the co-production of a novela or (b) sells or transfers a novela script or format to any third party, and (x) Licensor or any Affiliate owns or obtains Venezuelan broadcast rights to such novela and (y) broadcast rights in the Territory exist during the Term, then Licensor must cause such novela to be a Program hereunder.

        Venevision agrees that it will use good faith efforts not to structure arrangements or agreements with respect to programs in a manner intended to cause such programs not to be considered Programs hereunder.

            (d)  "Affiliate" of a person means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. For the purposes of this definition, "control", when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Affiliate shall not mean any television station that has entered into an affiliation agreement with the Networks but is otherwise not an Affiliate of UCI, any Person that controls CVT, or any person under common control with, but not directly or indirectly controlled by, CVT.

            (e)  "broadcast" or "Network broadcast" means all electronic forms or other means now known or hereafter developed of transmission and re-transmission, including but not limited to, over-the-air television, cable television, low power television, multi-point distribution systems, wire, fiber optics, microwave, and satellite, except for purposes of delivery of the Programs pursuant to Section 3.

            (f)    "Galavision Network" means the Galavision Spanish language television network of affiliated cable television systems and other affiliated broadcast outlets broadcasting the Galavision Network in the Territory.

            (g)  "Networks" means the Univision Network and the Galavision Network.

            (h)  "Stations" means those television broadcast stations, cable television systems and other broadcast outlets (such cable television systems and other broadcast outlets being "Other Outlets") affiliated with the Networks that are now or hereafter directly or indirectly majority owned and operated by UCI or a direct or indirect subsidiary of UCI or with respect to which UCI or a direct or indirect subsidiary of UCI has the right to designate a majority of the board or similar governing body, and in each case, which broadcast in the Spanish language format.

            (i)    "Telefutura Network" means the Telefutura television network of affiliated television broadcast stations, cable television systems and other affiliated broadcast outlets broadcasting the Telefutura Network in the Territory to be launched by Licensee.

            (j)    "Telefutura Stations" means those television broadcast stations, cable television systems and other broadcast outlets (such cable television systems and other broadcast outlets being "Other Telefutura Outlets") affiliated with the Telefutura Network that are now or hereafter directly or indirectly majority owned and operated by UCI or a direct or indirect subsidiary of UCI or with respect to which UCI or a direct or indirect subsidiary of UCI has the right to designate a majority of the board or similar governing body.

            (k)  "Univision Network" means the Univision Spanish language television network of affiliated television broadcast stations, cable television systems and other affiliated broadcast outlets broadcasting the Univision Network in the Territory.

          1.3  Venevision and its Affiliates shall have the right and ability to, and to permit others to:

            (a)  transmit or retransmit via satellite which receives its signal from any earth station or other facility in Venezuela (or from a substitute or back-haul facility outside of Venezuela but serving Venezuela, so long as such signal is encrypted) to any television station in or cable system serving Venezuela, any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions or retransmissions may be incidentally viewed in the Territory;

            (b)  transmit or retransmit from any television station located in Venezuela any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions or re-transmissions may be incidentally viewed in the Territory;

            (c)  transmit via satellite to any direct-to-home subscribers located outside the Territory any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions may be intercepted by unauthorized recipients in the Territory.

            (d)  transmit via the Internet (x) Venevision's national network evening news broadcast and up to a 15 minute sports program, both of which in the aggregate last no more than one hour per day, (y) religious service telecasts, and (z) charitable and non-commercial specials (e.g., telethons and presidential speeches).

        Notwithstanding the foregoing exceptions, neither Venevision nor its Affiliates shall consent to, and each shall use its commercially reasonable efforts to prohibit,

              (i)    the transmission or retransmission of such Programs by

                (x)  any television station in the Territory,

                (y)  any cable system in the Territory that is located beyond 35 miles from the community of license of any transmitting television station in Venezuela transmitting the Programs (any such cable transmission or re-transmission within such 35 mile limit being hereby expressly permitted) or

                (z)  any other means of broadcasting in or into the Territory, and

              (ii)  the sale of any direct-to-home or similar services, or any mechanical device, authorization code or other access devices, to persons located in the Territory for the purpose of receiving Programs in contravention of this Section 1.3.

        To the extent that Venevision has the right to transmit or retransmit under clause (b) and (d) above, Venevision shall have the right to market and promote and otherwise generate revenues (including, but not limited to, the sale of advertising time) attributable to the ability of viewers in the Territory to receive Programs contained in such transmissions. Venevision and Licensee acknowledge and agree that this Section 1.3 is intended solely to ensure that Venevision will not be in violation of this Agreement merely because transmissions or retransmissions from stations located in Venezuela or transmissions or retransmissions from satellite signals intended for television stations, cable systems or direct-to-home subscribers outside the Territory, and over the Internet as provided above, may be incidentally viewed by unauthorized recipients in the Territory, and is not intended to give Venevision any right to broadcast, or license others to broadcast, Programs intended for viewing or which may be viewed in the Territory other than in accordance with the other provisions of this Agreement.

        2.    Notification, Acceptance and Licensing of Programming.    Not less than once in each calendar quarter during the term of this Agreement, Licensor will deliver a written notice (an "Availability Notice") to Licensee specifying all Programs which (a) have become available for license by Licensee since the delivery of the preceding Availability Notice or (b) may no longer be available to Licensee for license hereunder. Upon the request of Licensee, Licensor shall deliver to Licensee whatever materials are reasonably available with respect to any Program available for license, at Licensee's expense to the extent Licensee requests more than a videotape pilot or representative episode with respect to a new Program. If Licensee desires to license any Programs, it shall notify Licensor of its acceptance in writing (an "Acceptance") at any time. Such Acceptance shall specify the name of the Accepted Program and such other information as may reasonably be requested by Licensor. An Acceptance shall constitute the acceptance of the license by Licensee of the Program(s) and upon receipt by Licensor of such Acceptance, the Program(s) covered by each such Acceptance shall without further action be automatically licensed to Licensee on the terms and conditions of this Agreement and be an "Accepted Program".

        3.    Delivery, Expenses And Use Of Programs.

          3.1  Following Licensee's sending an Acceptance Notice with respect to a Program pursuant to Section 2 of this Agreement, Licensor shall deliver to Licensee, at Licensee's expense, a visual and aural reproduction of each such Program either (at Licensee's election and subject to Licensor's reasonable ability to comply with such election) via satellite (at Licensee's risk of loss if delivery via satellite is requested less than 48 hours in advance of scheduled broadcast) or on such form of video tape, disc or other device as reasonably requested by Licensee, formatted and suitable for broadcast in the Territory as reasonably requested by Licensee in accordance with its broadcast standards and practices, as soon as available. Programs will be deemed delivered by Licensor when transmitted to the satellite, when actually received if shipped by freight, or when made available through permission to re-transmit the signal of an affiliate of Licensee.

          3.2  Licensee agrees that as soon as practicable following receipt of delivery of any Program via satellite or on video tape, disc or other device, it will examine such delivery to determine whether it is physically suitable for broadcast and notify Licensor immediately upon detecting any defect rendering such delivery unsuitable for broadcast. In such cases, Licensor shall promptly re-deliver such Program at its own expense either (at Licensee's election) via satellite or on a physically suitable videotape, disc or other device designated by Licensee.

          3.3  Licensee agrees to return to Licensor each video tape, disc or other device of a Program delivered by Licensor on the reels and in the containers in which it was shipped, in the same condition as received, reasonable wear and tear through proper use excepted, as soon as practicable after Licensee and its subsidiaries has made all broadcasts of such Program that it plans to make within the next 12 months. Licensee shall pay all costs of returning the videotapes, discs or other devices to Licensor. Should Licensor request that the video tape, disc or other device be sent to a location other than Licensor's warehouse, Licensor will bear responsibility for shipping costs above those which would have been applicable for shipping to Licensor's warehouse. Licensor agrees to re-deliver to Licensee any Program previously returned to Licensor that Licensee or any subsidiary of Licensee desires to re-broadcast during the Term.

          3.4  The videotapes, discs or other devices shall at all times remain the property of Licensor subject to Licensee's rights as herein provided. The risk of loss, damage, destruction or disappearance of any tape shall be borne by Licensee from the time of delivery to Licensee until the return thereof to Licensor or Licensor's designee and as to any video tape, disc or other device or part thereof lost, stolen, destroyed or damaged after delivery to Licensee and before the return thereof, Licensee shall pay Licensor the cost of replacement thereof, which payment shall be limited to the cost of replacing the raw video tape, disc or other device.

          3.5  Except as provided herein, Licensee will not, and will not authorize others to, copy, duplicate or re-license any Program unless necessary for Licensee's or its Affiliates own exploitation of broadcast rights as permitted hereunder. Any duplicate or copy of any part of the Program (including trailers) made by Licensee for its own purposes will be erased following all anticipated broadcasts as permitted hereunder of the Program within the next 12 months. Upon receipt of written request from Licensor, an officer of Licensee shall certify in writing the destruction of all such copies.

          3.6  Licensor will furnish to Licensee glossy prints of still photos, synopses, cast lists and all other promotional material for the promotion and exploitation of the Programs, if available. Licensor grants (and will cause its Affiliates to grant) to Licensee and its Affiliates the right to use and license others to use Licensor's name and, unless Licensee is advised by Licensor that the rights of Licensor are limited (in which case, to the extent not limited), to use and license others to use the name and likeness of, and biographical material concerning, each star, featured performer, writer, director and producer in the Programs and the titles of each Program and fictitious persons and locales therein, for advertising and publicity, of the Programs, and any broadcaster or sponsor thereof, but not for direct endorsement of any product or service, provided that any such use will protect the copyrights of Licensor. To the extent available to Licensor or its Affiliates after reasonable efforts, Licensor will furnish Licensee with music cue sheets for the Programs and the information necessary for administration of rights payments and compliance with Section 507 of the Federal Communications Act of 1934, as amended concerning broadcast matter and disclosures required thereunder, insofar as that Section applies to Persons furnishing program material for television broadcasting ("Section 507"). Subject to the foregoing and subject to Licensor's reasonable prior approval, Licensee shall have the right to produce its own promotional material for or from the Programs. Venevision shall permit Venevision's proprietary artists to appear on or for Licensee or its Affiliates for promotional or programming purposes at mutually agreeable times (which agreement shall not be unreasonably withheld), at Licensee's expense, it being agreed that Venevision may not be able to require an artist to appear, all requests to and contacts with artists shall be made though a Venevision representative designated by Venevision, and Venevision shall not be required to approve any appearance which would interfere in any material respect with Venevision's operations or productions.

          3.7  Except as provided in Section 3.8 below, Licensee agrees to include in its broadcast of Programs all copyright notices and all credits made part of each Program including but not limited to stars, directors, producers and writers.

          3.8

            (a)  When requested by Licensee, Licensor in consultation with Licensee shall edit episodes of Programs in order to (i) end novelas by creating recaps on a limited basis to cause the final episode to be broadcast at strategically competitive times (i.e., Thursday and Friday)

    and (ii) reduce the length of credits so that the opening credits are no longer than 90 seconds in length and closing credits are no longer than 30 seconds in length.

            (b)  Licensee shall have the right to edit and make changes, additions and deletions to Programs in order to (i) eliminate internal credits when episodes of a Program air back-to-back, (ii) adjust Program length to standard U.S. format lengths (i.e., 30-60-90-120 minute lengths) by changing starts or finishes (with other desired edits for such purpose to be provided under paragraph (a) above), (iii) insert commercials during natural breaks in the Program and (iv) comply with applicable government rules and regulations, including FCC regulations and Licensee's generally applicable broadcast standards and practices from time to time in effect.

            (c)  When requested by Licensee, Licensor in consultation with Licensee may (in its discretion which must be reasonably exercised) edit episodes of Programs in order to (i) eliminate or consolidate episodes that contain more than 15 minutes of recap material, (ii) eliminate any material that is not relevant to U.S. Hispanic audiences (i.e., phone numbers, addresses, contest rules, etc.) and (iii) facilitate wind-up of cancelled Programs.

            (d)  When requested by Licensee, Licensor in consultation with Licensee may (in Licensor's sole discretion) edit episodes of Programs in order to (i) eliminate storylines and segments in good faith deemed by Licensee to be undesirable or unacceptable to U.S. audiences and (ii) reformat Programs to a maximum of 2 hours per episode.

The editing rights hereunder shall be subject to applicable law and applicable contractual rights of unaffiliated third parties of which Licensor informs Licensee in writing at the time of delivery to Licensee of such Program (provided that Licensor agrees to use (and to cause its Affiliates to use) good faith efforts not to permit to exist any such contractual restrictions). Licensee will pay for editing performed by Licensor at Licensor's incremental cost.

          3.9  Subject to Section 6.1 and Licensee's remedies for a breach thereof, Licensor may, at its sole and absolute discretion, withdraw any Program and terminate any license with respect to such Program if Licensor reasonably determines that the broadcast thereof is likely to: (i) infringe the rights of third parties, (ii) violate any law, court order, governmental regulation or ruling of any governmental agency, (iii) otherwise subject the Licensor to any material liability. In addition Licensor reserves the right to withdraw any Program prior to the conclusion of the applicable Broadcast Period if, for any reason, the Program is no longer being produced by or available to Venevision. In the event of any such withdrawal or termination, Licensor shall give Licensee as much notice as possible, and the parties shall have no obligations to each other with regard to Programs not produced, subject to Section 6.1 and Licensee's remedies for a breach thereof.

          3.10 Notwithstanding anything herein to the contrary, any incremental cost or expense of Licensor relating to this Section 3 that would not have been applicable prior to the Restatement Date, shall be borne by Licensee.

        4.    Royalties and License Fees.

          4.1

            (a)  Licensee shall pay Licensor a royalty (the "Program Royalty") in cash for the Programs offered to it an aggregate amount equal to 5.5% of combined net time sales (as defined in the Amended and Restated Program License Agreement) for the period commencing on October 1, 1996 and ending on December 31, 1996, 6.75% of combined net time sales (as defined in the Amended and Restated Program License Agreement) for the period commencing on January 1, 1997 and ending on December 31, 1997, 7.5% of combined net time sales (as defined in the Amended and Restated Program License Agreement) for the

    period commencing on January 1, 1998 and ending on December 31, 2001, and for the year commencing on January 1, 2002, and for each year thereafter, 7.5% of Combined Net Time Sales (as defined below) plus, to the extent applicable, "Incentive Fees" consisting of either, (x) if Programs licensed to the Networks and the Stations deliver at least 30.0% and up to 37.5% of Gross Rating Points on the Networks in such year, an amount equal to 1% of Excess Time Sales for such year, (y) if Programs licensed to the Networks and the Stations deliver at least 37.6% and up to 45.0% of Gross Rating Points on the Networks in such year, an amount equal to 2% (non-cumulative) of Excess Time Sales for such year or (z) if Programs licensed to the Networks and the Stations deliver more than 45.0% of Gross Rating Points on the Networks in such year, an amount equal to 3% (non-cumulative) of Excess Time Sales for such year (it being understood that non cumulative means that Incentive Fees in any year shall be paid, if at all, under only one of clause (x), (y) or (z) above, as applicable), on the full amount, if any, of Excess Time Sales for such year).

            (b)  For each year commencing on or after January 1, 2002 Licensee shall pay Licensor a royalty (the "Telefutura Royalty") in cash for the Programs offered to it, an annual amount for each year equal to 30% of Telefutura Net Time Sales for such year multiplied by a fraction, (x) the numerator of which is the aggregate Gross Rating Points delivered by Programs licensed from Licensor and broadcast on the Telefutura Network in such year and (y) the denominator of which is the aggregate of all Gross Rating Points received by the Telefutura Network in such year.+

            (c)  For purposes of this Agreement only:

              (i)    "Combined Net Time Sales" means all time sales by the Networks and the Stations (and with respect to Other Outlets, to the extent solely related to the Networks), including barter and trade and television subscription revenue (including, without limitation, satellite subscription revenue), less, to the extent related to the Stations and the Networks, without duplication), (i) advertising commissions, (ii) Special Event Revenue (iii) music license fees, (iv) outside affiliate compensation, (v) time sales relating to advertising sold to Televisa or provided to Venevision as contemplated by Section 22(b)(i) of this Agreement and the Televisa Agreement and included in times sales (vi) taxes (other than withholding taxes) paid by Licensee pursuant to Section 4.5 hereof and similar taxes paid by the Stations, calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Unless otherwise agreed in writing between the parties, barter and trade sales shall be valued at the fair market value of the goods or services received by the Networks or the Stations.

              (ii)  "Excess Time Sales" means for any year, commencing calendar year 2002, the excess of the Combined Net Time Sales for the Stations and the Networks for such year over 2001 Adjusted Combined Net Time Sales.

              (iii)  "GNP Implicit Price Deflator" means the "implicit price deflator, GNP" as published by the U.S. Bureau of Economic Analysis or any replacement index agreed upon by Licensee and Licensor if the "implicit price deflator, GNP" is no longer published.

              (iv)  "Gross Rating Points" means gross rating points by households as reported by A.C Nielson.

              (v)  "Telefutura Net Time Sales" means all time sales in any year with respect to the Telefutura Network and the Telefutura Stations (and with respect to Other Telefutura Outlets, to the extent solely related to the Telefutura Network), including barter and trade and television subscription revenue (including, without limitation, satellite subscription revenue), less, to the extent related to the Telefutura Network and Telefutura Stations (i) advertising commissions, (ii) music license fees, (iii) outside affiliate compensation, (iv) time sales relating to advertising sold to Televisa or provided to Venevision as contemplated by Section 22(b)(i) of this Agreement and the Televisa Agreement and included in time sales, (v) taxes (other than withholding taxes) paid by Licensee pursuant to Section 4.5 hereof, calculated in accordance with GAAP.

              (vi)  "2001 Adjusted Combined Net Time Sales" means Combined Net Time Sales for the Stations and the Networks for calendar year 2001 adjusted by the percentage increase in the GNP Implicit Price Deflator, from December 31, 2001 to the last day of the year for which Excess Times Sales are being determined.

          4.2  Notwithstanding Section 4.1 above, to the extent from time to time specified in a writing signed by both Licensor and Televisa and delivered to Licensee, the amounts of the Program Royalties (but not Incentive Fees) payable in accordance with Section 4.1(a) of this Agreement and the Televisa Agreement (without giving effect to any payment based upon Excess Time Sales) may be changed by Licensor and Televisa, so long as the aggregate of the amounts of such Program Royalties (other than Program Royalties based upon Excess Time Sales) under this Agreement and the Televisa Agreement does not exceed for any period 15% of Combined Net Times Sales. Licensor and Televisa shall not deliver such a writing more than twice a year.

          4.3  Program Royalties and Telefutura Royalties shall be paid currently on a monthly basis on the twelfth business day after the end of each month in a single payment to Licensor based upon the parties' good faith best estimate at such time of the amounts accrued. Appropriate adjustment (the "Adjustment") will be made to Program Royalties and Telefutura Royalties on a quarterly basis within 45 days after the end of each quarter, and the full amount thereof shall be paid or credited, as the case may be, with the next monthly payment of Program Royalties or Telefutura Royalties for any difference between the amounts so paid and those finally determined to have accrued. In all cases, the calculation of the Adjustment will be made as promptly as practicable by Licensee, and in the event of any disputes the determination shall be made by a nationally recognized independent certified public accounting firm mutually selected by Licensor and Licensee (or, if they fail to designate such a firm within 10 days after written notice of a dispute, by such firm designated by the President of the American Arbitration Association (or his designee)), whose determination will be final and binding upon the parties. The fees and expenses of such firm shall be paid one-half by Licensor and one-half by Licensee, unless such firm determines it would be more equitable to otherwise allocate such fees and expenses.

          4.4  All payments made pursuant to this section shall be in cash in U.S. currency with accompanying back-up information in reasonable detail of Combined Net Time Sales, Telefutura Net Time Sales and Gross Rating Points, in each case, for the applicable period. Such payments shall be calculated as provided above regardless of the amount of Programs licensed hereunder or whether any such Programs are broadcast. In order to assure compliance with the terms of this Agreement, Licensor shall have the right to receive once each year a certificate from Licensee's independent certified public accounting firm, which certificate shall attest to the combined net time sales for the year. Licensee shall pay for the preparation of such certificate and its delivery to Licensor. Licensor may request additional certificates and services either from Licensee's accounting firm or from a firm of certified public accountants chosen by Licensor. The fees and expenses of the certified public accountants providing such additional certificates and performing such additional services pursuant to this Section 4.4 shall be paid by Licensor, unless such verification results in an adjustment in Licensor's favor equal or greater than 5% of the amount originally computed by Licensee, in which case such fee will be paid by Licensee. Licensee agrees to provide any certified public accountants designated by Licensor with access to all business records of Licensor related to the computation of Combined Net Time Sales or Telefutura Net

  Time Sales, as applicable. Licensor agrees to maintain the confidentiality of all information learned from Licensee in connection with the performance of this Agreement, other than information (i) which becomes public (unless it becomes public because of a breach of this covenant by Licensor), (ii) which otherwise becomes known to Licensor (unless Licensor knows that the information has been disclosed in violation of a confidentiality agreement with Licensee), or (iii) which Licensor is required by law, order or administrative law request or by stock exchange rule or regulation to divulge.

          4.5  Any and all sums payable on account of sales, use or other similar taxes arising out of or relating to the licensing or exhibition by Licensee of the Programs, in addition to any personal property or other tax assessed or levied by any governmental unit arising out of or relating to the storage or possession of the Programs thereof by Licensee shall be paid by Licensee.

          4.6  Licensee may deduct and withhold from any payment to or for the account of Licensor with respect to the Program Royalties or Telefutura Royalties such amounts as it in good faith determines it is required to withhold with respect to such payment under applicable United States and state tax withholding laws, and shall promptly remit such amounts to the appropriate taxing authority. Within 30 days of any such remittance Licensee shall furnish to Licensor the original or certified copy of a receipt evidencing payment, or other evidence of payment reasonably satisfactory to Licensor. If Licensor has timely filed with Licensee a duly completed Form W-8BEN, W-8ICI or W-9, of the Internal Revenue Service (or successor form thereto) or has complied with applicable procedures under state law, entitling it to exemption from, or a reduced rate of, withholding under the applicable law or regulations, the amount withheld shall be accordingly limited. Licensee shall cooperate in any reasonable manner requested by Licensor to minimize Licensor's withholding tax liability.

          4.7  If Licensee is more than 30 days late in paying any amount due to Licensor under this Section 4, such late amounts shall thereafter bear interest at a rate equal to LIBOR plus 5%, plus any applicable withholding.

        5.    Special Programs and Co-Produced Programs.

          5.1  For purposes of this Agreement:

            (a)  "Special Programs" means special programs such as the World Cup, other sporting events, political conventions, election coverage, parades, pageants, special variety shows and other non-episodic and non-continuing shows.

            (b)  "Non-Venevision-Produced Special Programs" means Special Programs not produced directly or indirectly by or for Venevision.

            (c)  "Venevision-Produced U.S. Special Programs" means Venevision-Produced Special Programs for which Licensor has adequate rights to license such Special Programs to Licensee under the terms of this Agreement.

            (d)  "Venevision-Produced Non-U.S. Special Programs" means Venevision-Produced Special Programs for which Licensor does not have adequate rights to license such Special Programs to Licensee under the terms of this Agreement.

            (e)  "Venevision-Produced Special Programs" means Special Programs directly or indirectly produced by or for Venevision.

            (f)    "Special Event Revenue" means net time sales for Non-Venevision-Produced Special Programs and Non-Televisa-Produced Special Programs as defined in the Televisa Agreement broadcast by Licensee on either Network.

          5.2  Licensor shall use its best efforts, and shall cause its Affiliates to use their best efforts, to coordinate its Non-Venevision-Produced Special Program acquisitions with those of Licensee, so as to permit Licensee to participate therein and to acquire rights in the Territory to such programs on an advantageous basis and on terms satisfactory to Licensee; provided, however, that the obligation to use "best efforts" shall not be interpreted to include any obligation of Licensor or its Affiliates to expend additional money to permit Licensee's participation or to acquire rights on an advantageous basis.

          5.3  Venevision-Produced U.S. Special Programs shall be "Programs" for all purposes of this Agreement.

          5.4  At the request of Licensee, Licensor shall use its best efforts, and shall cause its Affiliates to use their best efforts, to acquire broadcast rights in the Territory on terms satisfactory to Licensee for Venevision-Produced Non-U.S. Special Programs and any Co-Produced Program that falls within clause (i) (but not clause (ii)) of the definition of "Co-Produced Program" in Section 1.2(c); provided, however, that the obligation to use its "best efforts" shall not be interpreted to include any obligation of Licensor to expend additional money, except to the extent reimbursed by the "Special Event Fee" (as defined below). Such programs accepted by Licensee shall be licensed hereunder to Licensee for the Program Royalty plus a fee (the "Special Event Fee") in the amount of the cost to Licensor of the acquisition of broadcast rights in the Territory to such program, such costs to be determined by the parties in good faith based on the portion of the total amount paid by Licensor for broadcast rights that is reasonably allocated to the acquisition of broadcast rights in the Territory.

          5.5  Licensor shall offer Licensee in accordance with all applicable provisions of this Agreement all Co-Produced Programs that fall within clause (ii) of the definition of "Co-Produced Program" in Section 1.2(a) for which program Licensor has or can obtain adequate rights and licensing authority to offer such programs to Licensee in compliance with the terms and conditions of this Agreement, except that the Program Royalty specified in Section 4.1(a) hereof shall not include the license fee for Co-Produced Programs. Compensation to Licensor for all Co-Produced Programs accepted by Licensee shall be computed and paid in accordance with such terms as the parties may mutually agree in writing. If the parties are unable to agree on the royalty for any Co-Produced Program within 10 days after such program is offered by Licensor, such program may be sold to others in the Territory, so long as Licensor in good faith determines that the terms and conditions applicable to such sale are more favorable to the Licensor than those offered by the Licensee in writing within such 10-day period.

        6.    Representations and Warranties of Licensor.

          6.1  Licensor hereby agrees, warrants and represents as follows:

            (a)  Licensor is free to enter into and fully perform this Agreement;

            (b)  Licensor has or will have the right to grant to Licensee the broadcast rights to the Accepted Programs in the Territory set forth in this Agreement, including but not limited to the necessary literary, artistic, technological and intellectual property rights and has secured or will secure all necessary written consents, permissions and approvals for incorporation into such Programs of the names, trademarks, likenesses and/or biographies of all persons, firms, products, companies and organizations depicted or displayed in such Programs, and any preexisting film or video footage produced by third parties;

            (c)  There are no and will not be any pending claims, liens, charges, restrictions or encumbrances on the Accepted Programs that conflict with the broadcast rights granted hereunder to such Programs in the Territory;

            (d)  Licensor has paid or will pay all compensation, residuals, reuse fees, synchronization royalties, and other payments which must be made in connection with the Accepted Programs and in connection with exploitation of the rights herein granted to Licensee to any third parties including, but not limited to, musicians, directors, writers, producers, announcers, publishers, composers, on-camera and off-camera performers and other persons who participated in production of such Programs, and to any applicable unions, guilds or other labor organizations; provided, however, that Licensor has not acquired performing rights for performance in the Territory of the music contained in such Programs, which rights shall be obtained by Licensee; provided, further, however, that Licensor warrants and represents that all music is available for licensing through ASCAP, BMI or SESAC (or any successor or similar entity in the United States) or is in the public domain or is owned or controlled by Licensor to the extent necessary to permit broadcasts hereunder in the Territory and no additional clearance or payment is required for such broadcast;

            (e)  The main and end titles of the Accepted Programs and all publicity, promotion, advertising and packaging information and materials supplied by Licensor will contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of such Programs who are entitled to receive credit and comply with all applicable contractual, guild, union and statutory requirements and agreements;

            (f)    Exercise of the broadcast rights to the Accepted Programs in the Territory will not infringe on any rights of any third party, including but not limited to copyright, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or "moral rights" (to the extent such moral rights are recognized by U.S. law);

            (g)  Except to the extent expressly permitted by this Agreement, Licensor has not and will not grant or license to others, and will not itself exercise, any rights to broadcast any Program in or to the Territory, including, but not limited to, by way of any broadcast over the radio of any audio portion of any Accepted Program that is a novela in the Territory (other than spill-over from Licensor's border radio stations).

            (h)  Each and every one of the representations and warranties made by Licensor herein shall survive the Broadcast Period for each Accepted Program;

            (i)    To the extent Section 507 (as defined in Section 3.6 above) is applicable, no Accepted Program includes or will include any matter for which any money, service or other valuable consideration is directly or indirectly paid or promised to Licensor by a third party, or accepted from or charged to a third party by Licensor, unless such is disclosed in accordance with Section 507. Licensor shall exercise reasonable diligence to inform its employees, and other persons with whom it deals directly in connection with such programs, of the requirements of Section 507; provided, however, that no act of any such employee or of any independent contractor connected with any of the programs, in contravention of the provisions of Section 507, shall constitute a breach of the provisions of this paragraph unless Licensor has actual notice thereof and fails promptly to disclose such act to Licensee. As used in this paragraph, the term "service or other valuable consideration" shall not include any service or property furnished without charge or at a nominal charge for use in, or in connection with, any of the programs "unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast," as such terms are used in Section 507. No inadvertent failure by Licensor to comply with this paragraph shall be deemed a breach of this Agreement; and

            (j)    For purposes of this Section 6.1 only, "Accepted Programs" shall be deemed to include Venevision Produced U.S. Special Programs to the extent broadcast by Licensee.

          6.2  Licensor further agrees that, while it has no obligation to do so, if it secures a producer's (Errors and Omissions) liability policy covering the Programs, or any part thereof, it will cause Licensee to be named as an additional insured on such policy and will cause a certificate of insurance to be promptly furnished to Licensee, provided, however, that the inclusion of Licensee as an additional insured does not result in any additional cost or expense to Licensor. Licensor will notify Licensee when such insurance is obtained and, after obtained if canceled. Any such insurance as to which Licensee is an additional insured shall be primary as to Licensee and not in excess of or contributory to any other insurance provided for the benefit of or by Licensee.

        7.    Indemnification.

          7.1  Licensor agrees to hold Licensee, its partners, the partners of any partnership that is a partner of Licensee, officers, employees, and agents and the shareholders, officers, directors, employees and agents of the partners or any corporation or partnership that is a partner of Licensee (collectively the "Licensee Indemnitees"), harmless, from any claims, deficiencies, assessments, liabilities, losses, damages, expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively "Losses") which any Licensee Indemnitee may suffer by reason of Licensor's breach of, or non-compliance with, any covenant or provision herein contained or the inaccuracy of any warranty or representation made in this Agreement and any such damages shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to Licensee on account of Licensee's payment of such claim; (ii) insurance proceeds which Licensee has or will receive in connection with such claim, and (iii) any recovery from third parties in connection with such claim; provided, however, that Licensor shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if Licensee provides Licensor with an undertaking to reimburse Licensor for the amount of any such claim ultimately received; and provided, further, that Licensee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensor is subrogated (in form and substance satisfactory to Licensor) to Licensee claims in respect of such insurance or third parties.

          7.2  Licensee agrees to indemnify Licensor, its direct and indirect shareholders and all officers, directors, employees and agents of any of the foregoing (the "Licensor Indemnitees") against and hold the Licensor Indemnitees harmless from any and all Losses incurred or suffered by any Licensor Indemnitee arising out of a breach by Licensee of the representations, warranties, covenants or agreements made or to be performed by it pursuant hereto, or arising out of any program or commercial material (apart from the Programs) furnished by Licensee and any such damages shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to Licensor on account of Licensor's payment of such claim; (ii) insurance proceeds which Licensor has or will receive in connection with such claim, and (iii) any recovery from third parties in connection with such claim; provided, however, that Licensee shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if Licensor provides Licensee with an undertaking to reimburse Licensee for the amount of any such claim ultimately received; and provided, further, that Licensor shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensee is subrogated (in form and substance satisfactory to Licensee) to Licensor claims in respect of such insurance or third parties.

          7.3  The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an "Indemnification Notice") with respect to any claim for indemnification shall be given by the party seeking indemnification (the "Indemnitee") to the party from which indemnification is sought (the "Indemnitor") within thirty (30) days of the discovery by the Indemnitee of such claim which Indemnification Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of the validity of such claim. If any such claim shall arise by reason of any claim made by third parties, the Indemnitor shall have the right, upon written notice to Indemnitee within 30 days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor's expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the Indemnitor's expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee's control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

        8.    Term.    The term of this Agreement (the "Term") shall be until December 17, 2017. Any license in effect for any Program at the end of the Term shall continue through the Broadcast Period for such applicable Program, with no right of re-license or extension at the end thereof,and all of the rights and obligations of the parties under this Agreement with respect to such license will continue through the Broadcast Period for such Program, it being agreed that the parties shall enter into mutually satisfactory royalty arrangements with respect to the Broadcast Period following the termination of this Agreement in order to compensate Licensor for the use of Programs during such period and, if the parties are unable to agree upon such royalty arrangements, the amount thereof shall be determined based on prevailing market conditions. For Programs that commence broadcast on the Networks or the Telefutura Network in the final year of the Term, Licensee must commence the broadcast of the Program on one of such networks over at least 70% of such network's coverage (as determined by the number of Hispanic television households potentially reached by the applicable network) and shall continue to broadcast the Program without substantial interruption over such minimum of 70% network coverage until the conclusion of the Broadcast Period for such Program.

        For purposes of this Agreement only:

            (a)  "Broadcast Period" means

              (i)    for novelas or other Programs with a plot line continuing through more than one episode, the time necessary to broadcast all episodes on a continuing basis without substantial interruption and

              (ii)  for all other programs (excluding one-program shows), (x) for weekly programs, the time period necessary to broadcast 26 episodes of the Program without substantial interruption, which under normal circumstances is expected to be 26 continuous weeks and (y) for daily programs (Monday through Friday), 26 weeks.

            (b)  "without substantial interruption" means that the Programs will be scheduled and run on a continuing periodic basis except for occasional network preemption to accommodate one-time specials or programs which, because of their nature or timeliness or because of FCC Rules, must in Licensee's reasonable judgment be broadcast in lieu of the regularly scheduled Program.

        In addition this Agreement may be terminated by either party in the event that the other party (i) materially breaches its obligations hereunder and fails to cure such breach within 180 days of notice thereof (90 days for failure to pay the Program Royalty or Telefutura Royalty when due) by the party seeking termination (which notice shall describe the breach in reasonable detail); provided, however, that the inaccuracy of any of Licensor's representations and warranties contained in Section 6 hereof shall not be deemed to be a breach of its obligations for purposes of this Section 8 to the extent that Licensor satisfies its indemnification obligations with respect to such inaccuracy, or (ii) asserts Force Majeure under Section 9 as a relief from substantially all of its obligations hereunder for a period in excess of one year. Any notice of material breach referred to in (i) above shall concurrently be sent to the Managing Agents for any lenders providing financing to the Stations and the Networks, and the Managing Agents on behalf of such lenders shall have the right to cure such alleged material breach within such 90-day or 180-day cure period. Any notice of termination for Force Majeure pursuant to (ii) above shall concurrently be sent to such Managing Agents.

        9.    Force Majeure.    Neither party hereto shall be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation (a "Force Majeure Event"). Each party shall promptly notify the other in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the party affected and make reasonable efforts to remedy any such event, except that neither party shall be under any obligation to settle a labor dispute. If Licensor is prevented by a Force Majeure Event from delivering any Accepted Program to Licensee, the running of the time period for purposes of computing the applicable Broadcast Period for such Program shall be suspended and, if such Force Majeure Event prevents Licensor from delivering any substitute Programs to Licensee, then Licensee's obligations to pay the Program Royalty under Section 4.1 hereof shall be reduced (but not below zero) for the time period or periods so affected to the extent necessary to compensate Licensee for the cost of obtaining substitute programming. Any notice of Force Majeure sent pursuant to this Section 9 shall concurrently be sent to the Managing Agents referred to in Section 8 above.

        10.    Modification.    This Agreement shall not be modified or waived in whole or in part except in writing signed by an officer of the party to be bound by such modification or waiver.

        11.    Waiver of Breach.    A waiver by either party of any breach or default by the other party shall not be construed as a waiver of any other breach or default whether or not similar and whether or not occurring before or after the subject breach.

        12.    Jurisdiction; Venue; Service of Process.    Each of the parties irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA 90017 as his or its agent to receive on behalf of him or it and his or its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to any of the parties in care of the Process Agent at the Process Agent's above address, and each of the parties irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, each of the parties consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at its address specified in or pursuant to Section 13. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        13.    Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b)), addressed as set forth in Schedule 1 or to such other addresses as may be specified by like notice to the other parties.

        14.    Assignments.    Either of the parties may assign its rights hereunder and delegate its duties hereunder, in whole or in part, to an Affiliate capable to perform the assignor's obligations hereunder, and either of the parties may assign its rights hereunder and delegate its duties hereunder to any person or entity to which all or substantially all of such party's businesses and assets are pledged or transferred. No such assignment or delegation shall relieve any party of its obligations hereunder. Any such assignment or delegation authorized pursuant to this Section 14 shall be pursuant to a written agreement in form and substance reasonably satisfactory to the parties and to the Managing Agents referred to in Section 8 above. Except as otherwise expressly provided herein, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of law or otherwise; provided, however, that Licensor may assign, grant a security interest in or otherwise transfer its rights to payment hereunder in connection with one or more financings. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        15.    Governing Law.    This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

        16.    Further Assurances.    Each party hereto agrees to execute any and all additional documents and do all things and perform all acts necessary or proper to further effectuate on evidence this Agreement including any required filings with the U.S. Copyright Office.

        17.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

        18.    Severability.    If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated; provided that the aggregate of all such provisions found to be invalid or unenforceable does not materially affect the benefits and obligations of the parties of the Agreement taken as a whole.

        19.    Specific Performance.    The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction pursuant to Section 12, this being in addition to any other remedy to which they are entitled at law or in equity.

        20.  [Intentionally omitted]

        21.    Participation Agreement.    All the terms and conditions of this Agreement shall at all times be subject to the terms and conditions of the Participation Agreement dated as of October 2, 1996 by and among UCI, A. Jerrold Perenchio, Grupo Televisa, S.A., Messrs. Gustavo A. Cisneros and Ricardo J. Cisneros and CVT, and if there is any inconsistency between any terms and conditions of this Agreement and the terms and conditions of the Participation Agreement, the Participation Agreement shall prevail.

        22.    Venevision Advertising.

            (a)  Advertising time on the Networks, the Stations and the Telefutura Network and the Telefutura Stations which is not sold to advertisers or used by Licensee or its subsidiaries for their own purposes will be made available without charge to Televisa, Venevision and their Affiliates. Other than as set forth in the following sentence, such time may be used for promotion or direct sale (i.e., telemarketing) of products or services now or hereafter owned or being provided by Televisa, Venevision or their Affiliates (including, without limitation, theatrical motion pictures produced or being distributed by any of them). Such time, however, will not be available for any product or service that is marketed primarily by telemarketing that was not owned or being provided by Televisa, Venevision or their Affiliates as of December 17, 1992, and provided, further, that such time may be preempted by Licensee or its subsidiaries to the extent that such time is to be sold to a paying advertiser; provided further, such time on the Telefutura Network and the Telefutura Stations shall be limited to no more than 30 seconds per hour for Televisa and its Affiliates and 30 seconds per hour for Venevision and its Affiliates.

            (b)  Venevision and its Affiliates will also (i) receive an aggregate of $5,000,000 per year in advertising and (ii) shall be permitted to purchase additional advertising time on the Univision Network, the Galavision Network and the Telefutura Network which cannot be preempted by Licensee or its Affiliates which time shall be valued at or sold for, as applicable, the lowest spot rate then being offered for a non-preemptable spot in the program during which such time is sold.

            (c)  Venevision may not, however, directly or indirectly make such free or purchased time available to Persons other than its Affiliates. All material provided for broadcast by Venevision shall comply with the quality standards for unaffiliated advertisers established by Licensee or its subsidiaries from time to time. The Board of Directors of Licensee, by a vote which includes, in addition to any other required vote of directors, the affirmative vote of a majority of the Class T Director(s) (so long as a Class T Voting Conversion (as defined in the Restated Certificate of Incorporation of UCI) has not occurred) or a majority of the Class V Director(s) (so long as a Class V Voting Conversion (as defined in the Restated Certificate of Incorporation of UCI) has not occurred, may make such rules in connection with the use of such time by Venevision and its Affiliates as it determines to be appropriate, including, without limitation, rules for the fair allocation of such time between Venevision and Televisa and their respective Affiliates.

        23.    Univision Advertising.    Licensee and its controlled Affiliates will be entitled to an aggregate of $5,000,000 per year in advertising on Licensor's television networks which cannot be preempted by Licensor or its Affiliates which time shall be valued at the lowest spot rate then being offered for a non-preemptable spot in the program during which such time is sold. Licensee may not, however, directly or indirectly make such free time available to Persons other than its controlled Affiliates. All material provided for broadcast by Licensee or its controlled Affiliates shall comply with the quality standards for unaffiliated advertisers established by Licensor from time to time.

        24.    Internet.

            (a)  Notwithstanding anything to the contrary contained in this Agreement, for a period of five (5) years from the Restatement Date, except to the extent permitted by paragraphs (b) and (c) below, and after the fifth anniversary of the Restatement Date, except to the extent permitted by paragraphs (b) and (c) below, and except to the extent, if any, otherwise permitted by this Agreement (i) Licensee may not broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit, any Program or any portion thereof over or by means of the internet, or similar systems, now existing or hereafter developed ("Internet") and (ii) Licensor may not broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit, Programs covered by this Agreement (or any portion thereof) over or by means of the Internet.

            (b)  Licensor shall have the right to broadcast or otherwise transmit, or permit others to broadcast or otherwise transmit, over or by means of the Internet "clips" from Programs covered by this Agreement so long as (i) in the case of novelas, clips from any episode of a Program may not exceed 30 seconds in the aggregate in duration and no clips may be used which are from any of the last 5 chapters of any such novela or from any portion of any episode that reveals the resolution of any plot or conflict (provided that such restriction regarding final chapter clips and clips revealing plot or conflict resolution with respect to any novela shall not be applicable before 6 months prior to UCI's broadcast of such novela and UCI will give Licensor reasonable notice to enable Licensor to comply with this restriction), (ii) in the case of Programs (other than novelas and sports events) clips from any episode of a Program may not exceed 60 seconds in the aggregate in duration and (iii) in the case of sports events, clips are (a) to be carried with at least a 5 minute delay from the live event and (b) limited to highlights of such event of not more than 2 minutes per highlight clip and 10 minutes in the aggregate.

            (c)  To the extent appropriate technology exists or is hereafter developed so that video images through a streaming media or other similar application (hereinafter "streaming video") can be sold through the Internet on a subscription basis, then Licensor and its Affiliates may exploit, or permit others to exploit, outside the Territory the sale of Programs selected by Venevision (all such Programs being referred to as "Venevision Internet Content") via the Internet on a subscription basis only; provided that Venevision or such other person uses commercially reasonable efforts to prohibit reception of such Venevision Internet Content in Territory.

            (d)  After the fifth anniversary of the Restatement Date, unless the parties otherwise agree in writing, for the purposes of determining the rights of Licensor and its Affiliates with respect to the Internet, Section 1.3 of this Agreement shall revert to the provisions of Section 1.3 as in effect immediately prior to the date hereof as set forth on Exhibit A hereto, and no presumption shall be implied or created by the modification to Section 1.3 as of the date hereof, or the agreements and transactions entered into by Licensor and Licensee and their respective Affiliates as of the date hereof, it being acknowledged and agreed that Licensor and Licensee disagree as to the rights of Licensor and its Affiliates under Section 1.3 as in effect prior to the Restatement Date and Licensor and Licensee and their respective Affiliates reserve all rights.

        IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

VENEVISION INTERNATIONAL CORPORATION
By:	/s/ ALEJANDRO RIVERA

Title:	President

UNIVISION COMMUNICATIONS INC.
By:	/s/ C. DOUGLAS KRANWINKLE

Title:	EVP

Exhibit A

        1.3  Licensor and its Affiliates shall have the right and ability to, and to permit others to: (i) transmit or re-transmit in any electronic form or other means, from any television station in Venezuela, or via satellite which receives its signal from any earth station or other facility in Venezuela, any Programs which may also be covered by this Agreement, notwithstanding the fact that such transmissions or re-transmissions may be viewed in the Territory, provided that neither Licensor nor its Affiliates consent to the re-transmission of such Programs by any television station in the Territory or by any cable system in the Territory; and (ii) market and promote and otherwise generate revenues (including, but not limited to the sale of advertising time) attributable to the ability of viewers in the Territory to receive such Programs.

GUARANTY

        For and in consideration of the execution by UNIVISION COMMMUNICATIONS INC. ("Licensee") of that Amended and Restated Program License Agreement (the "License Agreement"), between Licensee and VENEVSION INTERNATIONAL CORPORATION. ("Licensor"), of even date herewith, CORPORACION VENEZOLANA DE TELEVISION, C.A. (VENEVISION) ("Guarantor") hereby agrees as follows:

1.
Guarantor confirms and joins in the representations and warranties made by Licensor in Section 6 of the License Agreement.

2.
Guarantor agrees that for the term of the License Agreement it will use commercially reasonable efforts to produce or acquire Programs for Licensor's use at least to the same extent including quality and quantity as Guarantor has in 1989, 1990 and 1991; provided nothing herein shall require Guarantor to produce any particular type or mix of programs.

3.
Guarantor guarantees the full performance by Licensor of all of its obligations under the License Agreement and further agrees to be bound, and cause its Affiliates to be bound, by the provisions of the License Agreement applicable to it or such Affiliates, as the case may be.

4.
Guarantor irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Guarantor irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA 90017 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent's above address, and Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, Guarantor consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to Licensor at its address specified in or pursuant to Section 13 of the License Agreement. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5.
This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles.

6.
Guarantor agrees that its obligations hereunder (the "Obligations") are irrevocable, absolute, independent, unconditional and continuing, and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against Licensor or any other person or entity or to pursue any other remedy in Licensee's power. Without limiting the generality of any other waiver or provision set forth herein, Guarantor hereby waives, to the maximum extent such waiver is permitted by law, any and all defenses arising directly or indirectly under any one or more of California Civil Code §§ 2808, 2809, 2810, 2815, 2819, 2839, 2849, 2850, 2899 and 3433. Guarantor

  agrees that one or more, and successive and/or concurrent, actions may be brought against it, either in the same action in which Licensor or any other person is sued on in separate actions and that the cessation of the liability of Licensor for any reason, other than full payment and performance of the Obligations, shall not in any way affect the liability of the undersigned hereunder.

  The rights, powers and remedies given to Licensee by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Licensee by virtue of any statute or rule of law or in the License Agreement. Any forbearance or failure to exercise, or any delay by Licensee in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

  In case any provision in or Obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdictions the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

  This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Licensee and its successors and assigns.

  To the extent Guarantor is guaranteeing payment obligations of Licensor under the terms of the License Agreement ("Payment Obligations"), this guaranty is a guaranty of payment when due and not of collectibility. Licensee may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor's liability hereunder, (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations of Licensor or any agreement relating thereto; (ii) have stayed or enjoined, by order of court, by operation of law or otherwise, the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the obligations of Licensor or any agreement relating thereto; (iii) waive, amend or modify, or consent to departure from, any of the terms or provisions of the License Agreement; and (iv) omit or delay in doing any act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Obligations.

  Guarantor hereby waives, for the benefit of the Licensee: (i) any defense arising by reason of the incapacity or lack of authority of Licensor; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor's Obligations hereunder.

  Until any Payment Obligations shall have been paid in full, Guarantor shall withhold exercise of any right of subrogation. Guarantor further agrees that, to the extent the withholding of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Licensor shall be junior and subordinate to any rights Licensee may have against Licensor.

  In the event that all or any portion of any Payment Obligations are paid by Licensor, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Licensee as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Payment Obligations for all purposes under this Guaranty.

7.
Guarantor shall not be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of Guarantor, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation. Guarantor shall promptly notify Licensee in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on Licensee and make reasonable efforts to remedy any such event, except Guarantor shall be under no obligation to settle a labor dispute.

        IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

DATED:

CORPORACION VENEZOLANA DE TELEVISION, C.A. (VENEVISION)
By:

		By:	/s/ ALEJANDRO RIVERA
			Name:	Alejandro Rivera
			Title:	Attorney in Fact
Accepted and Agreed:
UNIVISION COMMUNICATIONS INC.
By:	/s/ C. DOUGLAS KRANWINKLE
Its:	EVP

Schedule 1

NOTICES

(i)	If to Licensee:
1999 Avenue of the Stars, Suite 3050 Los Angeles, California 90067 Attn: C. Douglas Kranwinkle Telecopier: (310) 556-3568
with a copy to:
O'Melveny & Myers 1999 Avenue of the Stars, Suite 700 Los Angeles, California 90067 Attn: Kendall R. Bishop Telecopier: (310) 246-6779
(ii)	If to Licensor:
c/o Venevision International, Inc. 550 Biltmore Way Coral Gables, Florida 33134 Attn: Alejandro Rivera Telecopier: (305) 445-9667
with copies to:
Venevision International, Inc. 550 Biltmore Way Coral Gables, Florida 33134 Attn: Eduardo Hernandez Telecopier: (305) 447-1389
and
Milbank, Tweed, Hadley & McCloy One Chase Manhattan Plaza New York, New York 10005 Attention: Robert S. O'Hara, Jr., Esq. Telecopier: (212) 530-5219

QuickLinks

  Exhibit 10.6
Exhibit A
GUARANTY
NOTICES